Exhibit 10.7
FIRST ADDENDUM

OPERATIONS AGREEMENT – AUSTRALIA

THIS FIRST ADDENDUM (the “First Addendum”), dated as of January 16, 2013, modifies that certain agreement entitled “Sales and Marketing Agreement” (the “Agreement”) dated as of January 16, 2013, by and between RBC Life Sciences, Inc. ("RBC Life") of 2301 Crown Ct., Irving, Texas, U.S.A., 75038, and Terry Butler (“Butler”) of 45 Royal Albert Crescent Paradise Point, Gold Coast, Queensland, Australia, 4216. All initially capitalized terms used and not otherwise defined in this First Addendum shall have the meaning given those terms in the Agreement. The Agreement and this First Addendum are referred to collectively herein as the “Contract.”

WHEREAS:

(A) The Agreement provides that sales and marketing activities may not commence in a country within the Territory until an Operations Agreement is executed for that country; and

(B) The parties desire to begin sales and marketing activities in Australia (the “Country”).

NOW THEREFORE the parties agree as follows:

SECTION 1
DESCRIPTION OF OPERATIONS

1.	Description of Operations.

Operations in the Country shall be conducted in two phases. Phase 1 is the period during which Products are imported, warehoused, sold and distributed in accordance with authorization obtained from the Australian Quarantine and Inspection Service. Phase 1 ends and Phase 2 begins when the first Product is registered with and approved for sale in the Country by the Therapeutic Goods Administration (the “TGA”).

SECTION 2
PHASE 1 OPERATIONS

2.	Sales and Service Obligations.

At his own cost and expense, Butler agrees to provide customer service to Customers and prospective Customers in the Country in a manner consistent with good MLM System marketing and sales procedures and customer relations, and to make regular contacts with Customers at regular intervals. Such service shall include, but shall not be limited to, responding to inquiries with respect the Products, the Associate Compensation Plan, Product orders, alleged and/or actual errors in Product fulfillment and commission payments, and providing training with respect to the

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Products, the Associate Compensation Plan and the business policies and procedures of RBC Life. Such service shall be made available to all Customers and prospective Customers in the Territory whether or not Customers or prospective Customers are, or potentially are, in Butler’s downline organization. Butler shall ensure that adequate personnel, facilities and other required resources are employed to fulfill this obligation in accordance with customary industry standards.

3.	Customer Enrollment and Product Orders.

a.	Prior to commencement of business operations in the Country, RBC Life shall provide a website (the “Website”) for use in conducting business operations.

b.
Butler agrees to ensure that each Customer in the Country is enrolled through the Website before such Customer is permitted to place an order for Products and have that order delivered. Butler acknowledges that a Customer must submit Form W-8BEN (published by the U.S. Internal Revenue Service) prior to receiving any payment for commissions earned. Butler shall implement business procedures to facilitate the timely completion and submission of Form W-8BEN by each Customer.

c.
Butler agrees to ensure that all Customer orders for Products in the Country, and all payments for such orders, are entered and processed through the Website. Butler agrees to ensure that no order is released for fulfillment until such order is fully paid.

d.
In the event that adjustments are necessary to orders or payments that cannot be made by Butler or his designated representative through the Website, such adjustments shall be submitted in writing to the Associate Care Center Manager at RBC Life’s U.S.A. headquarters for processing.

4.	Warehousing and Fulfillment Obligations.

a.
The parties agree that warehousing and fulfillment activities in the Country will be conducted pursuant to a Fulfillment Agreement by and between RBC Life and Asia Pacific Fulfillment Services, PTY LTD. This Fulfillment Agreement is attached hereto as Appendix I.

b.	Shipping and handling fees.

i.	The parties hereby adopt the following policy for calculating shipping and handling fees to be charged to Customers in the Country:

The shipping fee for each order shall be US$10.99 plus a US$3.00 fulfillment fee for a total per order fee of US$13.99.

ii.	This shipping and handling fee policy may be modified from time to time and the sole discretion of RBC Life.

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c.
Butler, or his designated representative, shall assist designated RBC Life personnel in regularly reviewing and evaluating Product inventory levels, pending Product stocking orders, historical demand by Product, projected future demand by Product, Product lead times and other factors affecting the maintenance of optimum inventory levels in the Country. Butler, or his designated representative shall notify designated RBC Life personnel when additional Product stocking orders are required or when Products are potentially overstocked or at risk of obsolescence.

d.
Butler agrees that he shall not make any disposition, by way of transshipment, re-export, diversion or otherwise, of the Products, other than in and to the Country. Notwithstanding the preceding, subject to conformity with the laws and regulations of the Country and New Zealand, Products may be shipped to Customers residing in New Zealand until separate distribution facilities are set up in that country.

e.
Butler shall not be obligated to establish facilities in the Country that permit Customers to place and pick up will call orders. However, should Butler elect to establish such facilities, Butler agrees that any facility designated for Customer order pick up will, among other things, (i) be properly staffed, (ii) be neatly arranged and appropriately organized, (iii) display appropriate signage and (iv) present an image consistent with the image of RBC Life.

5.	Product List.

The list of Products that shall be made available for sale and distribution in the Country, along with their respective prices, is attached hereto as Exhibit I. Products may be added to or removed from this list and prices may be changed from time to time; however, any and all modifications to this list shall be at the sole discretion of RBC Life.

6.	Product Registration.

a.	The parties hereby acknowledge their desire that the Products be registered with and approved for sale by the TGA.

b.
Butler shall consult with and provide direction to RBC Life with respect to activities and actions required to obtain registrations and regulatory approvals of the Products by the TGA. RBC Life, in its sole discretion, may accept or reject any advice or direction provided by Butler.

c.
RBC Life shall expend resources as may reasonably be required (as determined in its sole discretion) to obtain registrations and regulatory approvals of the Products by the TGA. However, nothing in the Contract shall be construed to obligate RBC Life to reformulate any Product or conduct clinical studies with respect to any Product in order to qualify such Product for sale pursuant to TGA regulations.

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d.	Failure by RBC Life to register and obtain regulatory approval for any Product by the TGA shall not be deemed a breach of the Contract.

7.	Associate Commissions.

a.	All Associate commissions due in accordance with the RBC Life Associate Compensation Plan shall be calculated and paid by RBC Life.

b.
Butler, or his designated representative, shall assist designated RBC Life personnel each month in the review for completeness and the accuracy of commission calculations and commission payments of Associates in the Country prior to the disbursement of such commission payments.

c.
Butler acknowledges that all Associate commission payments in the Country shall be made through RBC Life’s third-party service provider, Paylution, and that, in order for an Associate to receive a commission, such Associate must establish an account with Paylution. Butler agrees to implement business procedures to help ensure that each Associate properly establishes a Paylution account.

8.	License to Use Intellectual Property.

RBC Life hereby licenses to Butler the nonexclusive rights to use in the Country RBC Life intellectual property, including, but not limited to, trademarks, service marks, trade names, patents and copyrights, in fulfillment of its obligations under the Contract. Such license shall terminate immediately upon termination of this First Addendum or the Contract.

9.	Establishment of Compliant Business Processes.

a.
Butler agrees to set up and follow business practices and processes in the Country that ensure business operations are conducted in a manner that (i) complies with government laws and regulations and (ii) maintains RBC Life’s qualification to conduct business legally. RBC Life shall be responsible for the expenses related any third-party consultants, accountants, attorneys or other professionals engaged to facilitate such compliance if such parties are engaged directly by RBC Life or in accordance with the prior written consent of RBC Life.

b.
Butler agrees to set up and follow business practices and processes in the Country that ensure business operations are conducted in accordance with RBC Life’s Associate Policies and Procedures, except in the case where a provision is in conflict with applicable laws or regulations in the Country. In such a case, Butler shall inform RBC Life of such conflict and the conflicting provision will be modified by RBC Life to conform to the applicable law or regulation.

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SECTION 3
PHASE 2 OPERATIONS

10.	Change of Operating Procedures.

a.
Prior to or within thirty (30) days of the date on which RBC Life completes the TGA product registration process for the first Product and obtains approval from the TGA to import, warehouse, sell and distribute such Product in the Country pursuant to such approval, the parties will review in detail all operating procedures of RBC Life in the Country to determine what, if any, changes in these operating procedures are required to ensure compliance with applicable TGA regulations and any other government regulations to which the RBC Life business is subject. RBC Life shall be responsible for the final determination of (i) which operating procedures require change, (ii) what changes to operating procedures shall be affected and (iii) the implementation of such changes. These changes shall be made at RBC Life’s sole discretion, including, as necessary, changes to responsibilities, obligations and procedures described in Sections 2 through 9, inclusive.

b.	RBC Life shall be responsible for the expenses related to any third-party consultants, attorneys or other professionals engaged to facilitate such compliance with applicable laws and regulations.

SECTION 4
SALES MINIMUMS

11.	Sales Minimums.

a.
The Country may be removed from the Territory if Sales in the Country (in United States Dollars “USD”) are below the following minimum amounts (Year 1 commences on the date of the first sale of Products in the Country):

1.	Year 1	$1.0 million
2.	Year 2	$1.8 million
3.	Year 3	$3.0 million
4.	Year 4	$4.5 million
5.	Year 5	$6.5 million
6.	Year 6 and each year following	$8.5 million

b.	In the event that Sales in the Country do not equal or exceed the minimum amount in any period, Butler shall have ninety (90) days to cure such deficiency.

c.	In the event that a Sales deficiency is not timely cured, RBC Life, at its option, may remove the Country from the Territory by notifying Butler in writing of its decision

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to take such action and the effective date of such action. The First Addendum shall terminate as of this effective date and, accordingly, no Marketing Fees shall be owed on Sales in the Country that are made on or after such effective date. Notwithstanding, there shall be no effect on commissions earned by and paid to Butler under the Associate Compensation Plan.

SECTION 5
TRANSITION OF RESPONSIBILITIES TO RBC LIFE

12.	Transition of Responsibilities to RBC Life.

If not assumed earlier pursuant to Section 10, RBC Life shall assume the obligations of Butler described in Sections 2 through 9, inclusive (the “Butler Obligations”), in accordance with the following:

a.
When monthly Sales in the Country reach US$200,000, Butler may request in writing, and RBC Life shall agree to such request, that the Butler Obligations be assumed by RBC Life. Upon receipt of this request by RBC Life, the parties shall agree on the date on which the Butler Obligations shall be assumed by RBC Life (the “Assumption Date”). The Assumption Date shall be selected to allow for an orderly transition of the Butler Obligations to RBC Life, but in no case less than ninety (90) days from the date of the written request.

b.	Upon termination of the Fulfillment Agreement attached hereto as Appendix I, the Butler Obligations shall be assumed by RBC Life.

[signatures on the following page]

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IN WITNESS WHEREOF the parties hereto have executed this First Addendum as of the date first above written.

RBC Life Sciences, Inc.:
__/s/ Steven E Brown________
Steven E. Brown, President
___January 16, 2013_________
Date

Terry Butler:
___/s/ Terry Butler___________

____January 17, 2013________
Date

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EXHIBIT I
PRODUCT LIST     Description     Price (USD)

Microhydrin (60)
Retail	$55
Wholesale	$44
Autoship	$39
QV	33
CV	$31

Microhydrin (120)
Retail	$107
Wholesale	$85
Autoship	$75
QV	63
CV	$60

Stem-Kine
Retail	$113
Wholesale	$91
Autoship	$79
QV	67
CV	$63

Vitaloe
Retail	$134
Wholesale	$107
Autoship	$94
QV	79
CV	$75.50

Oliviva
Retail	$80
Wholesale	$64
Autoship	$56
QV	46
CV	$42

Microbrite
Retail	$28
Wholesale	$22
Autoship	$19
QV	15
CV	$15.50

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